AGREEMENT FOR PROFESSIONAL SERVICES

	THIS AGREEMENT FOR PROFESSIONAL SERVICES ("Agreement") is made and entered into as of the 23rd of April, 2002, by and between Federal Security Protection Services, Inc., a Delaware Corporation, having its principal address at P.O. Box 3171, Cheyenne, WY 82003 ("FSPS") and Iris Broadband, Inc. a Louisiana Corporation having its principal address at 400 Poydras Street, Suite 1510, New Orleans, LA 70130 ("Iris"). (FSPS and Iris may also be referred to as "Party" or "Parties").

	WHEREAS, the Parties desire that Iris shall provide the Professional Services ("Services") as described in Exhibit A, the Service Description, attached hereto and incorporated herein by this reference, and as may be amended from time to time, to FSPS, subject to the terms and conditions herein; and

	WHEREAS, FSPS desires to procure, at the rates as described in Exhibit A, the Professional Services of Iris, subject to the terms and conditions herein.

	NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions contained herein, the Parties hereto mutually agree as follows:

1.	IRIS' SERVICES. (a) Iris shall furnish FSPS with the Services requested by FSPS described in Exhibit A. Additional requested services, if available, will be furnished to FSPS under the general terms and conditions of this Agreement and in accordance with pricing agreed to between Iris and FSPS for such additional Services.

2.	TERM AND TERMINATION. (a) This Agreement shall commence on the first date written above, and shall be effective for an initial period of six (6) months. This Agreement shall be deemed automatically renewed for additional month to month periods thereafter unless either Party shall have given the other Party written notice of termination at least thirty (30) days prior to the renewal date.

(b)	Except as otherwise provided herein, in the event that either Party hereto fails in the performance of its obligations hereunder or breaches the terms or conditions hereof, the other Party may, at its option, give written notice to the Party which has failed to perform or has breached this
Agreement of its intention to terminate this Agreement unless such breach or failure in performance is remedied within thirty (30) days of such notice. Failure to remedy such a breach shall make this Agreement terminable, at the option of the aggrieved Party, at the end of such thirty (30) day period unless notification is withdrawn.
(c)	Either Party may terminate this Agreement effective upon written notice to the other Party ("Termination Notice"): (i) in the event of the insolvency of the other Party or the institution of voluntary or involuntary proceedings in bankruptcy or under any other insolvency law, or an arrangement with creditors, or corporate reorganization, receivership or dissolution, of the other Party; (ii) if either Party knowingly provides false information to the other Party; (iii) if either Party is charged with any felony; or (iv) either Party acts in anyway to harm the reputation of the other Party.

3.	PAYMENTS AND CHARGES. (a) Charges for the Services shall be as set forth in Exhibit A.
(b)	Charges for requested additional Services for which there is no published rate shall be at a reasonable rate, as mutually determined by Iris and FSPS.
(c)	Iris shall be solely and completely responsible for all costs associated with Iris's conduct of its business, including all of its internal business operations for any Services provided by Iris, unless otherwise written in this Agreement.
(d)	Iris agrees to indemnify and hold FSPS harmless in all respects pertaining to end-user taxes, surcharges, any and all governmentally assessed fees applicable to Iris's Services.

4.	FSPS SERVICE OBLIGATION (a) FSPS agrees to utilize the Services and FSPS agrees to provide Iris with the data required to enable Iris to furnish the Services and to permit Iris to be successful in this project.

(b)	Further, FSPS shall indemnify and hold harmless Iris from and against any and all claims for loss, damage or expense, including reasonable attorney's fees asserted against Iris by any third Party, including, but not limited to FSPS' customers arising out of this Agreement; provided, however, that such indemnification shall not apply to the extent that any such claims for loss, damage, or expense are the result of the willful misconduct of Iris, their employees, officers or agents.

5.	PUBLICITY AND ADVERTISING. Neither Party shall publish or use any advertising, sales promotions, press releases or other public material which uses the other Party's name, logo, trademarks or service marks without the prior written approval of such Party.

6.	USE AND PROTECTION OF INFORMATION. The Parties agree that any specifications, drawings, models, samples, data, computer programs or documentation or other technical or business information in written, graphic, or other tangible form furnished or disclosed by one Party, the disclosing Party, to the other Party, the receiving Party, which is marked with a restrictive notice, or otherwise tangibly designated as proprietary, shall be deemed the property of the disclosing party and shall be returned to the disclosing Party upon request. Unless such information was previously known to the receiving Party free of any obligation of confidentiality, has been or is subsequently made public by the disclosing Party or a third Party, or is independently developed by the receiving Party, then the receiving Party shall for a period of three (3) years from the date of disclosure, use the same degree of care as it uses with regard to its own proprietary information to prevent disclosure, use or publication thereof.

7.	SECRECY OF COMMUNICATIONS  In rendering the Services under this
Agreement, Iris shall apply the same procedures relating to the privacy of FSPS' communications that Iris uses with respect to its own communications.

8.	EXCLUSIVE WARRANTY AND LIMITATION OF LIABILITY. (a) Iris
warrants that the Services rendered under this Agreement will be performed in a workmanlike manner and comply with the specifications set forth in Exhibit A. Iris shall exercise reasonable care in the provision of the Services.

(b)	Iris's liability in any and all categories and for all causes arising out of this Agreement, whether in contract or tort, shall be limited to refunding to FSPS fees received by Iris for services performed which are not provided or performed in accordance with this Agreement.

(c)	Iris shall not be liable in any way for delays, failure in performance, loss or damage due to any Force Majeure conditions, including: fire, strike, embargo, explosion, power blackout, earthquake, volcanic action, flood, war, water, the elements, labor disputes, civil disturbances, government requirements or military authority, acts of God or public enemy, inability to secure products and transportation/communications facilities or acts of omissions of FSPS.

(d)	THIS EXCLUSIVE WARRANTY IS IN LIEU OF ALL OTHER
WARRANTIES, AND FSPS HEREBY WAIVES ALL OTHER
WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING,
BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY
OR FITNESS FOR USE FOR A PARTICULAR PURPOSE. Iris SHALL
NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR
CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER
ALLEGED TO RESULT FROM Iris?S BREACH OF ITS OBLIGATIONS
HEREUNDER, WHETHER BASED IN TORT, CONTRACT OR
OTHERWISE.

9.	DISPUTES.  Should there exist any error or confusion the Parties agree to attempt to resolve the matter by bringing it to the attention of the appropriate party, in writing, within a reasonable time after the dispute arises and to allow a reasonable time from receipt of the notice of dispute to respond to the matter or otherwise resolve the dispute. The Parties agree to negotiate in good faith. In the event that a dispute cannot be resolved, the Parties agree that the dispute will be resolved through arbitration in accordance with the Rules of the American Arbitration Association.

10.	WAIVER.  The failure of either Party to insist upon strict performance of any covenants, terms, condition or obligations of this Agreement shall not be construed as a waiver or relinquishment for the future of any such covenants, terms, conditions or obligations, but the same shall be and remain in full force and effect.

11.	ASSIGNMENT.  This Agreement, nor any rights or duties hereunder may be assigned or delegated by Iris or FSPS without prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, provided, however, that either Party may assign its rights and obligations hereunder to a parent, subsidiary, affiliate or successor in interest, provided the assignor continues to be fully responsible for the obligations hereunder and the assignee agrees in writing to be bound by the terms and conditions of this Agreement.

12.	NOTICES.  Any notice required or permitted to be given by either Party to the other shall be in writing and shall be delivered by hand, facsimile, overnight express delivery or by certified or registered mail to the address stated above (or such other address as may from time to time be designated in writing). Any such notice shall be deemed to have been given (i) if delivered by hand, facsimile or by overnight delivery, upon receipt and (ii) if by mail, three (3) days after deposit in the United States mail with postage prepaid to the respective Parties at the addresses set forth in the Preamble to this Agreement.

13.	AMENDMENT. The terms and conditions of this Agreement shall not be amended or modified except in writing signed by both Parties. No oral statement of any person whosoever shall in any manner or degree modify or otherwise affect the terms and conditions of this Agreement.

14.	SEVERABILITY.  In the event that any of the provisions of this Agreement shall for any reason be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather, the entire Agreement shall be construed as not containing the particular invalid or unenforceable provision(s), and the rights and obligations of each Party to the other shall be construed and enforced accordingly.

15.	SOLE CONTACT POINT.  The Parties hereby agree that the signatory below is the sole contact point empowered to represent and bind its respective Party concerning the implementation of this Agreement, however, Iris's receipt of an order, invoice or contract for services, on FSPS' stationary or business form, signed by an employee or representative of FSPS shall be deemed an authorized order for services from FSPS.

16.	GOVERNING LAW.  This Agreement is executed in the State of Wyoming, and all matters pertaining to the validity, construction, interpretation and effect of this Agreement shall be governed by the laws of the State of Wyoming.

17.	CAPTIONS.  The captions in this Agreement are for convenience only and shall not be construed to define or limit any terms herein.

18.	LEGAL FEES.  If any action is necessary in order to enforce the terms of this Agreement, the prevailing Party shall be entitled to recover its attorney's fees and costs incurred in addition to any other relief to which it may be entitled.

19.	ENTIRE AGREEMENT.  This Agreement constitutes the entire Agreement between the Parties and supersedes all prior understandings with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers.

       AGREED TO THIS 23nd DAY OF APRIL, 2002:


Iris Broadband, Inc.	Federal Security Protection Services,
Inc.
Authorized Officer				Authorized Officer

/s/ Gary O'Neil					/s/ Dennis Schlagel

______________________________		______________________________
By: Gary S. O'Neal				By:   Dennis Schlagel
Title:  C.E.O.					Title: C.E.O., President and Director



						/s/ Daniel Thornton

						By:  Daniel Thornton
						Title:  Secretary and Director


Exhibit A

AGREEMENT FOR IRIS BROADBAND, INC. SERVICES

SERVICE DESCRIPTION


Iris will provide services to FSPS to develop and refine the business plan of FSPS in order to become engaged in the security business as described at FSPS' Annual Meeting of Shareholders on March 12, 2002. Plans will emphasize building Internet and Virtual Private Network security business. The products and services developed by Iris Broadband for its domestic and international networks and for other private and public networks will be a part of this agreement.

Iris' responsibilities will be to fully develop and refine the FSPS business plan, and establish FSPS in the Internet and private network security business.

COMPENSATION TO IRIS:

Iris will be compensated twenty thousand dollars ($20,000) per month for the term of the agreement. In addition, upon successful completion of this engagement as determined by management of FSPS, stock options will be awarded to Iris personnel as follows:

	Name			Number of Stock Options *
	Gary S. O'Neal			1,000,000
	Michael T. Landers		1,000,000
	Edward E. Reynolds		   700,000


*	Exercise or Base Price = $.15 per share

The stock option incentive will terminate one hundred eighty (180) days after expiration of this Agreement if the stock options have not been awarded by that time.

Expenses incurred by Iris in developing and managing the activities are to be reimbursed monthly following submittal of written expense reports.



AGREED TO THIS 23nd DAY OF APRIL, 2002:


/s/ Gary S. O'Neil                       /s/ Dennis Schlagel

Gary S. O'Neal,  CEO			 Dennis Schlagel
Iris Broadband, Inc.	                 Federal Security Protections Services,
                                         Inc.




					/s/ Daniel Thornton

                                        Daniel Thornton
	                                Federal Security Protections Services,
                                        Inc.
Iris Broadband, Inc.
Professional  Services Agreement